Exhibit 99.1

                  RAND CAPITAL ANNOUNCES SECOND QUARTER RESULTS

     BUFFALO, N.Y., Aug. 1 /PRNewswire-FirstCall/ -- Rand Capital Corporation (www.randcapital.com) (Nasdaq: RAND) announced that its net asset value for the quarter ended June 30, 2005 is $1.57 per share.

     Highlights of the quarter are:

     Rand made one new investment. Rand invested $600,000 in Concentrix Corporation (Pittsford, NY) (www.concentrix.com). This was part of a $750,000 Convertible Note with Onondaga Venture Capital Fund, LLC (Syracuse, NY). Concentrix will utilize the funding to continue marketing and rollout of its demand generation and renewal marketing services specifically targeted at subscriber industries utilizing a multi-channel approach (phone, print, and web).

     Rand and the current investors exercised warrants to provide approximately $7 million in working capital to Kionix, Inc. (www.kionix.com). Rand's portion was approximately $250,000 and we currently own 3.52% of Kionix. Kionix is currently receiving increasing orders for its silicon micromachined (MEMS) based accelerometers from a top laptop manufacturer and a leading world-wide cell phone manufacturer and also recently established new sales operations in Korea and Singapore.

     Rand converted its Notes in Somerset Gas Transmission Company, LLC (www.somersetgas.com) into Equity Units. Somerset is engaged in the development and operation of natural gas pipelines primarily in Ohio and Pennsylvania. The Company has recently posted record results.

     Rand also readjusted its value of Minrad International, Inc. (Buffalo, NY) (www.minrad.com) (OTC Bulletin Board: MNRD) to reflect its recent Private Placements of $10 million in equity. The Company additionally announced record sales for the first quarter ending March 31, 2005. Minrad is an acute care company with real time image guidance as well as anesthesia and analgesia product lines.

     Rand also assisted in the marketing expansion of two portfolio companies with smaller follow-on financing efforts in APF Group, Inc. (Mount Vernon, NY) (www.apfgroup.com) and in G-TEC Natural Gas Systems (Buffalo, NY) (www.gas-tec.com). APF Group is a leading manufacturer of museum quality picture frames and framed mirrors for museums, art galleries, retail frame shops, upscale designers and prominent collections. G-TEC manufacturers and distributes systems that allow natural gas supplied from standard utility gas lines to be increased to high pressure providing a higher performing, safer, cost effective fuel to other gases.

     During the quarter, Rand did not repurchase any shares under its previously issued stock buy back program.

     This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

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     Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.

SOURCE Rand Capital Corporation
     -0-                             08/01/2005
     /CONTACT: Allen F. Grum for Rand Capital Corporation, +1-716-853-0802/ /Web site: http://www.randcapital.com /
     (RAND MNRD)